Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212434

PROSPECTUS

Inuvo, Inc.

166,667 shares of Common Stock

This prospectus relates to periodic offers and sales of 166,667 shares of our outstanding common stock by the selling stockholder.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholder. The selling stockholder or its pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 5 for more information about how the selling stockholder may sell or dispose of its shares of common stock.

Our common stock is listed on the NYSE MKT under the symbol "INUV." On July 5, 2016 the last reported sale price for our common stock was $1.44 per share.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 4 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is July 21, 2016

1

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
ABOUT THIS PROSPECTUS	3
PROSPECTUS SUMMARY	3
COMMON STOCK OFFERED	4
USE OF PROCEEDS	4
RISK FACTORS	4
SELLING STOCKHOLDER	4
PLAN OF DISTRIBUTION	5
LEGAL MATTERS	6
EXPERTS	6
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	7
WHERE YOU CAN FIND MORE INFORMATION	7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as well as historical information. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity or our achievements or industry results, to be materially different from any future results, performance, levels of activity or our achievements or industry results expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from anticipated results expressed or implied by forward-looking statements include, among others:

•	material dependence on our relationships with Yahoo! and Google;

•	dependence on our financing arrangements with Bridge Bank, N.A. which is collateralized by our assets;

•	covenants and restrictions in our grant agreement with the state of Arkansas;

•	dependence of our Partner Network segment on relationships with distribution partners, and on the introduction of new products and services, which require significant investment;

•	dependence of our Owned and Operated Network segment on our ability to effectively market and attract traffic;

•	ability to acquire traffic through other search engines;

•	lack of control over content and functionality of advertisements we display from third-party networks;

•	ability to effectively compete;

•	need to keep pace with technology changes;

•	fluctuations of quarterly earnings and the trading price of our common stock;

•	vulnerability to interruptions of services;

•	need for additional capital;

•	dependence on third-party providers;

•	dependence on key personnel;

•	vulnerability to regulatory and legal uncertainties;

•	need to protect our intellectual property;

•	vulnerability to publishers who could fabricate clicks;

•	history of losses;

•	dilutive impact to our stockholders from outstanding restricted stock grants, warrants and options and;

•	seasonality of our business.

The factors discussed herein, including those risks described in “Item 1A. Risk Factors” appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other periodic filings with the Securities and Exchange Commission (the "SEC"), which are available for review at www.sec.gov under “Search for Company Filings,” could cause actual results and developments to be materially different from those expressed or implied by such statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Incorporated of Certain Information by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the selling stockholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless specifically set forth to the contrary, when used in this prospectus the terms "Inuvo," the “Company,” "we," "us," "our" and similar terms refer to Inuvo, Inc., a Nevada corporation, and its subsidiaries. The information which appears on our corporate web site at www.inuvo.com is not part of this prospectus.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

We are an internet advertising technology and digital publishing company. We develop technology to deliver content and targeted advertisements over the internet. We generate revenue when an end user clicks on the advertisements we delivered. We manage our business as two segments, the Partner Network and the Owned and Operated Network.

The Partner Network delivers advertisements to our partners' owned or managed websites and applications on desktop, tablet and mobile devices. We generate revenue in this segment when an advertisement we serve is clicked. At that time, we share a portion of the revenue we collect from the advertiser with the publishing partner where the click originated. Our proprietary technology platform allows for targeted distribution of advertisements at a scale that measures in the hundreds of millions of advertisements delivered monthly. The Owned and Operated Network designs, builds and markets consumer websites and applications. This segment consists of our mobile-ready ALOT websites and acquired web properties. The focus is on providing engaging content to our users. The majority of revenue generated by this segment is derived from clicks on advertisements delivered through web searches and advertisements displayed on the websites.

We have taken several significant steps to position our business for long-term success including investments in ad serving technology, the development of adaptive, native advertising technology, the creation of proprietary content, the expansion of publishers within the Partner Network, the continued expansion of direct relationships with advertisers, and the optimization of overhead and operational costs all of which we expect will improve revenue and profitability. Our ALOT-branded websites and applications have a broad appeal focusing on popular topics such as health, local search, finance, careers, travel, living and education. These sites are content rich, searchable, mobile-ready web properties. We plan to continue the expansion of our website and mobile application business by expanding the ALOT brand and acquiring websites. In 2015, we launched our proprietary native advertising solution for web publishers and application developers, "SearchLinks"®. This is our entry product in the fast growing native advertising marketplace where ad copy seamlessly integrates with the content of the host website or application. SearchLinks was made available to the marketplace in the third quarter of 2015. We expect it to be a contributor to growth in 2016.

We were incorporated in Nevada in 1987. Our principal executive offices are located at 500 President Clinton Avenue, Suite 300, Little Rock, AR 72201. Our telephone number at this location is (501) 205-8508. Our web site is www.inuvo.com. The information which appears on our web site is not part of this prospectus.

COMMON STOCK OFFERED

This prospectus relates to the resale of up to 166,667 shares of our outstanding common stock by the selling stockholder identified in this prospectus, including its transferees, pledgees, donees or successors. See “Selling Stockholder.”

USE OF PROCEEDS

We will not receive any proceeds from the sales of the common stock offered by this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2015 and our other periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

SELLING STOCKHOLDER

At July 5, 2016 there were 24,636,271 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales by the selling stockholder listed below and its pledgees, donees and other successors in interest. The following table sets forth:

•    the name of the selling stockholder,
•    the number of shares owned by the selling stockholder, and
•    the number of shares being registered for resale by the selling stockholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling stockholder may be offered hereby. Because the selling stockholder may sell some or all of the securities owned by it no estimate can be given as to the number of securities that will be held by the selling stockholder upon termination of any offering made hereby. The selling stockholder has agreed to limit its resale of shares to blocks of no more than 15,000 shares per trading day. If all the securities offered hereby are sold, the selling stockholder will not own any securities after the offering.

Name of Selling Stockholder	Number of shares owned	Shares to be offered	Shares to be owned after offering	% to be owned after offering
Lexo Advertising, LLC (1)	166,667	166,667	0	-
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(1)    Smokey Burns is a manager of Lexo Advertising, LLC and has voting and investment control over the securities held by Lexo Advertising, LLC. Mr. Burns disclaims beneficial ownership of these securities except as to his pecuniary interest therein.

The selling stockholder is not a broker-dealers or an affiliate of a broker-dealer. The selling stockholder does not have, or within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares of common stock which are presently outstanding to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
•	agreements entered into between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida 33431.

EXPERTS

Our consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended incorporated by reference into this prospectus have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

Ù	our Annual Report on Form 10-K for the year ended December 31, 2015;

Ù	our Quarterly Report on Form 10-Q for the period ended March 31, 2016;

Ù	our Current Reports on Form 8-K as filed on March 14, 2016, March 15, 2016, April 5, 2016, April 27, 2016 and June 22, 2016 (other than portions of those reports not deemed to be filed);

Ù	the description of our common stock included in our Registration Statement on Form 8-A as filed on February 29, 2008;

Ù	our definitive proxy statement on Schedule 14A as filed on April 29, 2016; and

Ù
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-32442.

In addition, all reports and other documents filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Inuvo, Inc., 500 President Clinton Avenue, Suite 300, Little Rock, AR 72201, telephone (501) 205-8508, Attention: Corporate Secretary.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available at the SEC’s web site at http://www.sec.gov or our website at www.inuvo.com.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

●	a breach of the director's duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
●	a transaction from which our director received an improper benefit; or
●	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.